Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Adjusts Fourth Quarter 2017 Income Tax Provision
Fourth quarter income tax benefit and net income increase by $10.8 million

CHARLOTTE, N.C., February 21, 2018 -- EnPro Industries, Inc. (NYSE: NPO) announced calendar and fourth quarter 2017 financial results on February 13, 2018. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 118 “Income Tax Accounting Implications of the Tax Cuts and Jobs Act” (“SAB 118”), the 2017 income tax expense reflected in the February 13 announced results was provisional and subject to adjustment for, among other things, guidance that may be issued under the Tax Cuts and Jobs Act enacted in December 2017 (the “Tax Reform Act”).

On February 13, 2018, the Internal Revenue Service (the “IRS”) issued guidance, Revenue Procedure 2018-17, under the Tax Reform Act that, due to the timing of the release of the guidance, was not reflected in EnPro’s financial results announced that same day. This new guidance has been considered by EnPro in determining the tax provision and related items for 2017 as it finalizes its financial statements for inclusion in its Form 10-K for the year ended December 31, 2017, which is to be filed on or about February 27, 2018. In addition, since February 13, 2018, EnPro has further refined its calculation of the provisional tax impact under the Tax Reform Act and (in light of the Tax Reform Act) determined to accelerate funding of its U.S. pension plans and implement other tax planning strategies which also affect the income tax benefit for 2017. Accordingly, EnPro has recalculated its fourth quarter 2017 income tax provision and is revising affected items included in its previously announced fourth quarter and calendar year 2017 financial results and December 31, 2017 consolidated balance sheet.

As a result of the new IRS guidance, additional tax planning strategies, and further refinement of the provisional impact of the Tax Reform Act, the income tax benefit and net income for the fourth quarter of 2017 both increased by $10.8 million. Net income for the fourth quarter increased from $23.4 million to $34.2 million. Diluted earnings per share for the fourth quarter of 2017 increased from $1.07 to $1.57 per share.

The following table reflects these adjustments to the income tax benefit and other items from the amounts reflected in the consolidated statements of operations data for the fourth quarter and year ended December 31, 2017, the consolidated balance sheet data as of December 31, 2017 and the consolidated statement of cash flows data for the year ended December 31, 2017 as included in the February 13, 2018 announcement.

Consolidated Statements of Operations (Unaudited)
(in $ millions, except per share amounts)	Prior	Change	Revised
Fourth Quarter Ended December 31, 2017
Income before income taxes	$16.2	$—	$16.2
Income tax benefit (expense)	7.2	10.8	18.0
Net income	23.4	10.8	34.2
Basic earnings per share	1.10	0.50	1.60
Diluted earnings per share	1.07	0.50	1.57
Year Ended December 31, 2017
Income before income taxes	$577.5	$—	$577.5
Income tax benefit (expense)	(48.5)	10.8	(37.7)
Net income	529.0	10.8	539.8
Basic earnings per share	24.77	0.51	25.28
Diluted earnings per share	24.27	0.49	24.76

Consolidated Balance Sheet (Unaudited)
As of December 31, 2017	Prior	Change	Revised
(in US $ millions)
Income tax receivable	$122.8	$(9.6)	$113.2
Deferred income taxes and income tax receivable	20.1	4.7	24.8
Total assets	1,891.0	(4.9)	1,886.1
Accrued expenses	137.5	(0.9)	136.6
Other liabilities	111.7	(14.8)	96.9
Retained earnings	593.6	10.8	604.4
Shareholders' equity	892.0	10.8	902.8
Total liabilities and equity	1,891.0	(4.9)	1,886.1

Consolidated Statements of Cash Flows (Unaudited)
Year Ended December 31, 2017	Prior	Change	Revised
(in US $ millions)
Net income	$529.0	$10.8	$539.8
Deferred income taxes	56.3	(20.4)	35.9
Change in other current assets and liabilities	(10.7)	9.6	(1.1)
Net cash provided by operating activities	46.6	—	46.6

The following pages present the revised Consolidated Statements of Operations, Consolidated Statements of Cash Flows, and Consolidated Balance Sheets as of and for the year ended December 31, 2017 which reflect these adjustments, but are otherwise unchanged for the corresponding information included in the February 13, 2018 announcement. The complete 2017 consolidated financial statements of EnPro on Form 10-K will be filed with the Securities and Exchange Commission on or about February 27, 2018.

Since the Tax Reform Act was passed at the end of 2017, and ongoing guidance and interpretation is expected over the remainder of the year, EnPro considers the impact of the Tax Reform Act, including the transition tax, remeasurement of deferred tax assets and liabilities, and other items recorded in its revised income tax provision to be a reasonable estimate, but provisional, subject to further IRS guidance, analysis of year-end data and refinement of its calculations. EnPro expects to complete its analysis of the impact of the Tax Reform Act within the one-year measurement period in accordance with the SEC’s guidance reflected in SAB 118.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$362.5	$286.9	$1,309.6	$1,187.7
Cost of sales	239.4	196.3	865.2	793.0
Gross profit	123.1	90.6	444.4	394.7
Operating expenses:
Selling, general and administrative	93.6	72.1	326.3	303.8
Asbestos settlement	—	—	—	80.0
Other	1.5	5.2	16.9	15.6
Total operating expenses	95.1	77.3	343.2	399.4
Operating income (loss)	28.0	13.3	101.2	(4.7)
Interest expense	(8.7)	(14.2)	(50.9)	(55.9)
Interest income	0.5	0.1	1.5	0.8
Gain on reconsolidation of GST and OldCo	—	—	534.4	—
Other expense	(3.6)	(3.5)	(8.7)	(8.9)
Income (loss) before income taxes	16.2	(4.3)	577.5	(68.7)
Income tax benefit (expense)	18.0	1.4	(37.7)	28.6
Net income (loss)	$34.2	$(2.9)	$539.8	$(40.1)
Basic earnings (loss) per share	$1.60	$(0.14)	$25.28	$(1.86)
Average common shares outstanding (millions)	21.4	21.4	21.3	21.6
Diluted earnings (loss) per share	$1.57	$(0.14)	$24.76	$(1.86)
Average common shares outstanding (millions)	21.8	21.4	21.8	21.6

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Operating activities
Net income (loss)	$539.8	$(40.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	32.7	30.4
Amortization	31.1	26.7
Gain on reconsolidation of GST and OldCo	(534.4)	—
Asset impairments	12.1	—
Asbestos settlement	—	80.0
Deferred income taxes	35.9	(30.0)
Stock-based compensation	9.5	5.1
Other non-cash adjustments	2.9	1.1
Change in assets and liabilities, net of effects of acquisition, deconsolidation and reconsolidation of businesses:
Asbestos liabilities, net of insurance receivables	(68.9)	—
Accounts receivable, net	(35.7)	3.0
Inventories	7.9	2.4
Accounts payable	20.5	(2.9)
Other current assets and liabilities	(1.1)	8.4
Other non-current assets and liabilities	(5.7)	(19.6)
Net cash provided by operating activities	46.6	64.5
Investing activities
Purchases of property, plant and equipment	(41.0)	(35.8)
Payments for capitalized internal-use software	(3.7)	(4.1)
Proceeds from sale of business	—	6.6
Acquisitions, net of cash acquired	(44.6)	(28.5)
Reconsolidation of GST and OldCo	41.1	—
Deconsolidation of OldCo	(4.8)	—
Capital contribution to OldCo	(45.2)	—
Other	0.5	0.4
Net cash used in investing activities	(97.7)	(61.4)
Financing activities
Proceeds from debt	635.7	350.8
Repayments of debt	(484.3)	(278.1)
Repurchase of common stock	(11.5)	(30.4)
Dividends paid	(19.0)	(18.1)
Other	(2.4)	(2.2)
Net cash provided by financing activities	118.5	22.0
Effect of exchange rate changes on cash and cash equivalents	10.4	(17.0)
Net increase in cash and cash equivalents	77.8	8.1
Cash and cash equivalents at beginning of period	111.5	103.4
Cash and cash equivalents at end of period	$189.3	$111.5
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$46.4	$41.0
Income taxes	$5.3	$19.6

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Current assets:
Cash and cash equivalents	$189.3	$111.5
Accounts receivable	261.7	208.1
Inventories	204.1	175.4
Income tax receivable	113.2	6.5
Other current assets	51.3	23.4
Total current assets	819.6	524.9
Property, plant and equipment	296.9	215.4
Goodwill	336.1	201.5
Other intangible assets	347.0	176.9
Investment in GST	—	236.9
Deferred income taxes and income tax receivable	24.8	152.6
Other assets	61.7	38.2
Total assets	$1,886.1	$1,546.4
Current liabilities:
Short-term borrowings from GST	$—	$26.2
Notes payable to GST	—	12.7
Current maturities of long-term debt	0.2	0.2
Accounts payable	130.7	102.9
Asbestos liability - current	0.6	30.0
Accrued expenses	136.6	131.0
Total current liabilities	268.1	303.0
Long-term debt	618.3	424.8
Notes payable to GST	—	283.2
Asbestos liability	—	80.0
Other liabilities	96.9	96.9
Total liabilities	983.3	1,187.9
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	347.9	346.5
Retained earnings	604.4	84.0
Accumulated other comprehensive loss	(48.4)	(70.9)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	902.8	358.5
Total liabilities and equity	$1,886.1	$1,546.4